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                                                                    EXHIBIT 99.1

Infinity Broadcasting Completes Acquisition of Outdoor Systems, Inc.

NEW YORK, Dec. 7 -- Infinity Broadcasting Corporation (NYSE: INF) has completed its acquisition of Outdoor Systems, Inc. (NYSE: OSI), the company announced today.

On May 27th, 1999, the companies announced the definitive agreement by which Infinity would acquire Outdoor Systems for approximately $6.5 billion in Infinity Class A common stock, plus the assumption of $1.8 billion of debt. The transaction has been approved by the Boards of Directors and the shareholders of both Infinity and Outdoor Systems. The Department of Justice approved the transaction yesterday.

Outdoor Systems is the preeminent outdoor advertising company in the business, with approximately 112,000 bulletin, poster, mall and transit advertising display faces in 90 metropolitan markets in the United States, 13 metropolitan markets in Canada and 44 metropolitan markets in the Mexico, and 125,000 subway displays in New York City.

Infinity Broadcasting Corporation operates more than 160 radio stations, as well as TDI, the Company's outdoor advertising business. Infinity also manages and holds an equity position in Westwood One, Inc.

Infinity Broadcasting Corporation is a subsidiary of CBS Corporation.

Contact: /CONTACT: Farid Suleman of Infinity , 212-314-9215; or Gil Schwartz of CBS, 212-975-2121



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